Exhibit 99.1

Contacts:
Lippert/Heilshorn & Associates	Quidel Corporation
Ina McGuinness or Bruce Voss	Paul E. Landers, SVP & CFO
(310) 691-7100	(858) 552-7962

QUIDEL REPORTS SECOND QUARTER FINANCIAL RESULTS

18% Growth In U.S. Product Sales With
38% Domestic Growth Reported In All Core Product Lines

SAN DIEGO (July 27, 2005) – Quidel Corporation (NASDAQ: QDEL), a leading provider of point-of-care (POC) rapid diagnostic tests, today announced its financial results for the second quarter and six months ended June 30, 2005.

For the second quarter of 2005, total revenues were up 7% to $14.8 million, compared with total revenues of $13.8 million for the second quarter of 2004.  Domestic product sales rose 18%, with a 38% increase in domestic product sales across all our core product lines.  U.S. pregnancy test sales rose 25%, U.S. Strep A test sales rose 45%, and U.S. sales of influenza tests rose sharply compared with virtually no sales during the second quarter of 2004.  International product sales declined 41%, compared with the same period last year, as a result of the Company’s planned realigning of its global distribution network, which is now complete.

Comparing the second quarter of 2005 with the second quarter of 2004, gross margins improved to 51% from 50%. Operating expenses in the second quarter of 2005 were $9.9 million, compared with $10.0 million in the second quarter of 2004, primarily resulting from a decline in legal fees due to the previously-disclosed settlement reached in the patent litigation, largely offset by a 21% increase in sales and marketing expense anticipated in support of the Company’s QVB™ (Quidel Value Build) programs in preparation for the upcoming cold and flu season.

The net loss for the second quarter of 2005 narrowed to $1.7 million, or $0.05 per share, compared with a net loss of $2.3 million, or $0.07 per share, for the second quarter of 2004.  Both periods presented reflect the re-classification of financial results for Quidel’s urinalysis and ultrasonometer businesses to account for these business units as discontinued operations.

“In advance of the upcoming cold and flu season in North America and Japan, we have achieved a number of important goals, including successfully streamlining our international business, strengthening our relationships with certain key distributors and improving the value of our brand,” said Caren Mason, Quidel’s president and chief executive officer.  “During the quarter, we finalized the details of a preferred distribution partnership agreement in Japan with our Japanese distributor for our influenza, Strep A, and Specialty Product Group product lines.  In addition, I am pleased to report that our product inventories in Japan are currently low, and we have received a commitment from our Japanese distributor that it intends to purchase $13.1 million worth of our influenza product during the upcoming flu season.  We have received initial purchase orders for this product that we anticipate shipping during the second half of 2005.

“Additionally, our efforts to build upon the equity of the Quidel name and the QuickVue® brand domestically continued with the development of preferred partnerships and alliances with key thought leaders, thereby continuing our efforts to advance Quidel’s product superiority and support the increasing trend toward evidence-based medicine globally.”

Liquidity

As of June 30, 2005, cash and cash equivalents totaled $27.1 million, compared with $36.3 million, as of December 31, 2004.

Year-to-Date Financial Results

For the first half of 2005, total revenues rose 13% to $37.5 million from $33.2 million in the first half of 2004. Domestic product sales increased 33%, with a 49% increase in domestic product sales across all our core product lines, while international product sales declined 48% as a result of the Company’s planned realignment of its global distribution network and prior inventory levels. Gross margin for the first six months of 2005 was 57%, compared with 51% for the first six months of 2004, as a result of higher product sales and a favorable product and geographic mix.  Excluding the one-time $17 million expense paid under the terms of a patent litigation settlement and incurred in the first quarter of 2005, operating expenses for the first six months of 2005 were $21.5 million, compared with $18.6 million for the comparable period in 2004, primarily as a result of higher research and development costs associated with work on new technologies and increased market research, promotion and advertising costs for key products and development of brand value.  The 2005 year-to-date net loss was $19.6 million, or $0.61 per share, compared with a net loss of $2.0 million, or $0.06 per share, for the same period last year.

Year-to-Date Non-GAAP Results

For the first half of 2005, adjusted net earnings were $175,000, or $0.01 per share fully diluted.  This compares with an adjusted net loss of $922,000, or $0.03 per share, for the first half of 2004. The components of adjusted net earnings are discussed below under “Non-GAAP Financial Information.”

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to reflect the effect of certain non-recurring items on earnings and net earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S. or GAAP. Included in the items in the GAAP net loss but excluded from the adjusted net earnings/loss are:  the $17 million payment made as part of the patent litigation settlement, a resulting increase in the Company’s tax provision due to the impact of the settlement on the Company’s assessment of deferred tax assets, and discontinued operations encompassing its urinalysis and ultrasonometer businesses.

Management is providing the adjusted net earnings/loss and adjusted net earnings/loss per share information for the periods presented because it believes it enables a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors.  This presentation is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP.  A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this release as part of the attached financial tables.

Conference Call Information

Quidel management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).  To participate via telephone, please call (888) 803-7396 from the U.S. or (706) 634-1052 from outside the U.S.  A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 7896313.  The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health.  Marketed under the leading brand name of QuickVue®, the portfolio includes tests that aid in the diagnosis of several disease or condition states, including influenza, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and chlamydia.  Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential point-of-care applications in the future.  By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially from those expected. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors, including, without limitation, intellectual property, product liability, environmental and other litigation, required patent license fee payments not currently reflected in our costs, seasonality, the length and severity of cold and flu seasons, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the United States Food and Drug Administration (the “FDA”), and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

[Tables to Follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net sales	$13,401	$13,248	$34,925	$31,971
Research contract, license and royalty income	1,422	576	2,564	1,179

Total revenues	14,823	13,824	37,489	33,150

Cost of sales	6,623	6,624	14,990	15,689
Research and development	2,986	2,936	6,336	5,433
Sales and marketing	3,877	3,211	8,166	6,518
General and administrative	3,057	3,832	7,046	6,643
Patent litigation settlement	—	—	17,000	—
Amortization of intangibles	315	384	630	767

Total costs and expenses	16,858	16,987	54,168	35,050

Loss from operations	(2,035)	(3,163)	(16,679)	(1,900)

Interest expense	204	223	410	448
Interest income	(174)	(94)	(364)	(175)
Other, net	(7)	(202)	(12)	(194)

Total other (income) expense	23	(73)	34	79

Loss from continuing operations, before income taxes	(2,058)	(3,090)	(16,713)	(1,979)

Income tax (benefit) expense	(803)	(1,388)	2,197	(1,057)

Loss from continuing operations	(1,255)	(1,702)	(18,910)	(922)

Loss from discontinued operations, net of tax	(455)	(588)	(651)	(1,076)

Net loss	$(1,710)	$(2,290)	$(19,561)	$(1,998)

Basic and diluted loss per share:
Continuing operations	$(0.04)	$(0.05)	$(0.59)	$(0.03)
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.03)
Net loss	(0.05)	(0.07)	(0.61)	(0.06)

Weighted shares used in basic and diluted per share calculation	32,263	31,595	32,088	31,266

Gross profit as a % of net sales	51%	50%	57%	51%
Research and development as a % of net sales	22%	22%	18%	17%
Sales and marketing as a % of net sales	29%	24%	23%	20%
General and administrative as a % of net sales	23%	29%	20%	21%

Condensed balance sheet data (in thousands):	6/30/05	12/31/04
	(unaudited)	(audited)
Cash and cash equivalents	$27,078	$36,322
Working capital	35,817	49,769
Total assets	90,243	112,691
Long term obligations	10,381	10,780
Stockholders’ equity	72,695	90,185

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net loss - GAAP	$(1,710)	$(2,290)	$(19,561)	$(1,998)

Add: Patent litigation settlement	—	—	17,000	—
Income tax impact of patent litigation settlement	—	—	3,000	—
Discontinued operations, net of taxes	455	588	651	1,076
Less: Income tax expense at normalized rate	—	—	(915)	—

Adjusted net earnings (loss)	$(1,255)	$(1,702)	$175	$(922)

Basic earnings (loss) per share:
Adjusted net earnings (loss)	$(0.04)	$(0.05)	$0.01	$(0.03)
Net loss - GAAP	(0.05)	(0.07)	(0.61)	(0.06)

Diluted earnings (loss) per share:
Adjusted net earnings (loss)	$(0.04)	$(0.05)	$0.01	$(0.03)
Net loss - GAAP	(0.05)	(0.07)	(0.61)	(0.06)

Weighted shares used in basic per share calculation	32,263	31,595	32,088	31,266
Weighted shares used in diluted per share calculation	32,263	31,595	32,366	32,671